EXHIBIT 10.4

CINSAY PLATFORM LICENSE AGREEMENT

This Platform License Agreement is made the 16th day of August, 2010 ("Effective Date") by and between Cinsay, Inc. ("Cinsay"), a Nevada corporation with its principal offices at 1750 Regal Row, Suite 120, Dallas, Texas 75235 and BMC Capital, Inc. ("Licensee"), a Nevada corporation with its principal place of business at 8105 Irvine Center Drive, Irvine, CA 92618. Both parties maybe individually referred to as "the Party" and will be jointly referred to as "the Parties".

WHEREAS, Licensee desires to license the Cinsay Platform (as defined below) and retain Cinsay to customize specific elements of the licensed Cinsay Platform (the "Customized Platform" as defined below) for embedding within the Licensee-branded website (the "Licensee Website") as described in the Statement of Work (SOW) in Exhibit A.

WHEREAS, Cinsay desires to undertake the customization of the Cinsay Platform and agrees to do so under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.	Definitions.
1.1.
"Content" means any content and/or any media materials and/or assets published by Licensee on the Licensee Website or otherwise pushed to the Custom Platform. This can include but is not limited to original content from Licensee or User Generated Content (UGC), including but not limited to artwork, photos, images, text, audio, video, logos and marks, layouts, marketing materials, ads, downloadable documents, feeds, branded content, as well as any combination of other media and/or the above, or any source Licensee may use for content to be published/displayed within the Custom Platform or the Licensee Website;

1.2.
"Cinsay CMS" means Cinsay's rich media application consisting of a graphical user interface allowing authenticated users to manage and assign photos, thumbnails, videos, metadata, product links and ad tags to video assets, as expressly set forth in Exhibit A,

1.3.	"Cinsay Ad Servicing Component" means the granular ad tag manager component of the Cinsay CMS.
1.4.
"Cinsay Syndicated Player" means Cinsay's high-definition enabled viral streaming media player with media list, social networking and direct login, share features, inline-comment capability, bandwidth selection and either integrated or third-party e-commerce capability, as expressly set forth in Exhibit A. 1.5. "Cinsay Platform" means the Cinsay CMS, Cinsay Syndicated Player and Cinsay Ad Servicing Component licensed under this Agreement.

1.6.	"Custom Platform" means the Cinsay Platform as customized to Licensee's specifications as set forth in the SOW and licensed to Licensee under this Agreement.
1.7.
"Intellectual Property Rights" means all rights, title, and interest in and to: (1) all rights of invention and all U.S. or foreign patents or any division, continuation, continuation in part, reissue, or extension thereof and any applications (including provisional applications) therefore; (ii) all trade secrets and trade secret rights arising under the common law, state law, federal law and/or laws of foreign countries; (iii) all copyrights, and all other literary property and author rights, whether or not copyrightable, and any registrations and applications for registration therefore; (iv) all personal, publicity or privacy rights, (v) all trademark, service mark, slogans, trade name, logo, trade dress, branding, and domain name rights, and any registrations and applications for registration therefore, and (vi) any other protectable intellectual and/or intangible proprietary rights anywhere in the world.

1.8.
"Updates" means any bug fixes, patches or other revisions or changes to or modifications of the Cinsay Platform generally indicated by a change in the build number of the version (e.g. a change from version 2.1 to 2.2) and that are made generally available to Cinsay's customers at no additional charge as a part of its routine maintenance and support services.

1.9.
"Upgrades" means any new version releases of major features in the Cinsay Platform generally indicated by a change in the version number (e.g. a change from version 2.0 to 3.0) which would typically include some level of new functionality or Features that are made generally available to Cinsay's customers at additional charge.

1.10.	"User" means those individuals or persons who use and/or interact with the Cinsay Platform through the Licensee Website.

2.	License.
2.1.
General. Subject to the terms and conditions of this Agreement, Cinsay grants to Licensee a non-exclusive license (without right to sublicense) to use the Custom Platform solely as embedded into the Licensee Website. Except for the limited rights licensed under this Agreement, no other rights are granted to Licensee and remain expressly reserved in Cinsay.

2.2.	Statement Of Work. Cinsay has prepared a SOW for the Customized Platform, which includes the following:
2.2.1.	the specifications for the Customized Platform as set forth in Exhibit A;
2.2.2.	a listing of all items to be delivered to Licensee (the "Deliverables," or, collectively, the "Custom Platform" defined above);
2.2.3.	a schedule containing an estimated delivery timeframe for each Deliverable; and
2.2.4.	a schedule setting forth the amount and timing of Cinsay's compensation, if different from Par. 3.1 below.

Cinsay shall deliver the SOW to Licensee within ten (10) days of this Agreement. Licensee shall thereafter have ten (10) days to review and comment upon the SOW. Upon approval of the SOW by Licensee, it will be attached as Exhibit "A" and will become a part of this Agreement. Cinsay shall immediately commence development in conformity to the SOW, upon signing of this Agreement by both parties and receipt of Payments from Licensee as set forth in this Agreement.

2.3.
Change in Scope. If at any time following acceptance of the SOW, Licensee should desire to change the specifications or other elements of the SOW, Licensee shall submit to Cinsay a written proposal specifying such changes. Cinsay shall evaluate each such proposal and shall submit to Licensee a written response within ten (10) working days following receipt thereof. Cinsay's response shall include a statement of the availability of personnel and resources, as well as the effect the proposed changes will have on the price, delivery dates or warranty provisions of this Agreement. Any changes to the SOW shall be evidenced by a "SOW Amendment." The SOW Amendment shall be signed by authorized representatives of Cinsay and Licensee, and shall be deemed a part of this Agreement. If Cinsay does not approve the SOW Amendment, Cinsay shall not be obligated to perform any additional services hereunder.

3.	Payment
3.1.	The total contract price to be paid as follows:

FEE	PAYMENT DATE	AMOUNT
Initial Setup Fee Customization Fees	Upon Execution	No initial fee.
Merchandise Revenue Sharing	Monthly	15% of retail selling price, less sales taxes,returns and chargebacks (Net Revenues).
Monthly Services Fee	Monthly	$500.00
Ad Production Fees	As incurred	Variable — See Section 5
Ad Servicing Fees	Monthly	Variable — See Section 6
Maintenance & Support; Hosting: Fees	Monthly	Variable — See Section 7

The full amount of the Initial Setup/Customization fee is payable at the signing of this Agreement, unless otherwise provided for in the SOW/Exhibit A. Payment for monthly service fees will start on the 1st day of the month, that is at least 30 working days after, but no more than 40 working days after, the signing date of this Agreement, unless otherwise provided in the SOW/Exhibit A.

3.2.	Non-Refundable. All set-up and customization fees as well as all monthly fees are non-refundable.

3.3.
Income Taxes. Parties are separately and individually responsible for any income taxes or similar taxes based on respective net income and revenue from Custom Platform or otherwise resulting from this Agreement.

3.4.	U.S. Dollars. All fees quoted and payments made herein shall be in U.S. Dollars.

4.
Payment Processing. Cinsay will administer the payment processing function of the Cinsay Platform and will disburse the Net Revenues, less Cinsay's Revenue Sharing amounts, to Licensee on a monthly basis via the Automated Clearing House (ACH) system.

5.
Ad Production Fees. Should Licensee choose to utilize Cinsay to produce original advertising video content to promote Licensee's products or web-site, Licensee agrees to pay Cinsay $2,000.00 for each advertising episode (up to 120 seconds in length) and additionally all out of pocket costs, including but not limited to stock footage, talent and travel costs, plus 10%,.

6.	Ad Servicing
6.1.
Ad Servicing Component. Cinsay will license its Ad Servicing Component to facilitate advertising operations services with its own assets through the Cinsay Platform. No ad placement or CPM shall be provided by Cinsay whatsoever under the Ad Servicing Component, which shall be the sole responsibility of Licensee using License's own assets.

7.	Maintenance & Support; Hosting: Fees
7.1.
General. Subject to Licensee's timely payment of all Monthly Service Fees, Licensee will receive Updates and Upgrades to the Cinsay Platform as part of Cinsay's routine maintenance schedule as set forth in Exhibit B.

7.2.
Hosting Services. The Cinsay Platform is separately hosted by Cinsay, components of which are licensed under this Agreement as part of the Custom Platform and embedded into the designated Licensee Website. The Custom Platform shall be subject to the hosting services set forth in Exhibit B.

7.3.
Fees. Cinsay will provide bandwidth as part of the Cinsay Platform for Licensee's placement of ad content inventory through the Cinsay Platform, as well as storage for cached content provided through the Cinsay Platform. Licensee shall pay the actual costs for its usage, calculated on a per gigabit basis, plus a ten percent (10%) administrative charge. Monthly Service Fees shall become due beginning on the 1 si day of the month following the Effective Date of this Agreement, and shall be paid within 30 days of the date invoiced by Cinsay

8.	Responsibility for Content
8.1.
General. Licensee is solely responsible for the creation, acquisition, delivery, input, editing, and ongoing upkeep and maintenance of any and all content required for the Custom Platform. Cinsay is responsible only for providing the Custom Platform and the initial training of Licensee for the input of content. if Licensee content includes "feeds" from outside sources, Cinsay will configure the Custom Platform to receive said feed(s) as per the SOW. Any additional feeds or content sources that require Cinsay "work" will either need to be accomplished during the monthly paid support time, or, will need to be handled on an hourly or project basis, to be separately agreed upon between the parties.

8.2.
Acceptable Content. Notwithstanding anything contained herein to the contrary, in no event shall Cinsay be obligated to publish the Content if it is deemed un-satisfactory in the sole judgment of Cinsay, including without limitation that the Content is not appropriate for the Cinsay Platform, is deficient, violates any law or any rights of any third party, is provided in breach of this Agreement or is unlawful, harassing, vulgar, harmful, abusive, obscene, pornographic, is spam, does further phishing, spoofing or similar unlawful acts, indecent, threatening, libelous, slanderous, hateful, discriminatory, defamatory, false, misleading or otherwise objectionable. Cinsay shall have the right to cease displaying and distributing any Content in the Cinsay Platform in Cinsay's sole and exclusive discretion. Cinsay is not and shall not be responsible for the Content and is not responsible for verification of such Content. Any verification made by, or on behalf of Cinsay, or any failure by Cinsay to verify, shall not constitute a defense for Licensee in any action based upon a breach of any of the warranties made by Licensee under this Agreement. Licensee is solely responsible for all Content including derivatives of such Content. No revisions made by Licensee and or Cinsay to the Content shall be deemed to affect or limit Licensee's warranties or indemnity made hereunder, which shall also apply to the revised and/or derivative Content.

9.	Delays
Cinsay cannot be held in default of this Agreement in case of delays on the part of the Licensee (i.e. Licensee does not provide required deliVerables within the scheduled timeframes of the SOW to Cinsay). In such case, Cinsay will provide the Licensee with written notice (email will suffice) that such a delay has occurred. Work on the Custom Platform shall not resume until the reason for the delay has been resolved by the Licensee and notice of its resolution has been provided to Cinsay. Delays on the part of Licensee will not change the payment schedule due dates.

10.	Ownership; Intellectual Property Rights
10.1.
General. Cinsay retains all rights, title and interest in and to the Cinsay Platform, including but not limited to any and all programming, technology, platform-specific content, look-and-feel, styling and characteristics of the Cinsay Platform, and any and all Intellectual Property Rights thereto. Further, Cinsay shall retain all rights, title and interest in and to any accompanying written materials for the Cinsay Platform (the "Documentation"). Licensee retains all rights, title and interest in and to its owned Content, and all Intellectual Property Rights thereto. Licensee retains all rights to the finished and unique look-andfeel, but only insofar as the finished look-and-feel are unique and separate from that of Cinsay's core Cinsay Platform, sites and properties. in simple terms, Licensee retains its rights to "Content" that it owns, but not to the technology or framework provided by Cinsay. Specifically, Licensee does not own or retain any interest or rights or have any survivable license to software, programming, widgets, applications, frameworks or other parts or aspects of the Cinsay Platform and technologies, unless such is specifically and under separate executed agreement defined and agreed-upon by the Parties. Except as otherwise expressly set forth in the Statement of Work or SOW Amendment, Cinsay also retains all Intellectual Property Rights associated with any Cinsay-provided art, images, photographs, video, audio, music and text, layouts, creative, appearance, and styling, and "applets".

10.2.
Third-Party Content. During the Term of this Agreement, Licensee may acquire non-exclusive rights to use User Generated Content (UGC) or other third-party content published by users of the Custom Platform as embedded in the Licensee Website. Unless separately and individually agreed-to between Licensee and such User content author/contributor, Licensee does not retain rights to such content after termination of this Agreement.

10.3.	Restrictions. Unless otherwise permitted under this agreement or by law, Licensee shall not itself and shall not permit any employee, contractor, consultant, or other third party to:
10.3.1.
reproduce, copy, use, analyze, reverse engineer, decompile, disassemble, translate, convert or apply any  process to the Cinsay Platform Software or Documentation in order to derive for any purpose, the source code or source listings for the Software or any trade secret information or process embodied in the Software;

10.3.2.	transfer, sell, assign, sublicense, rent, lease, convey or distribute the Cinsay Platform Software or Documentation to any third party;
10.3.3.	modify, merge or compile all or any portion of the object code of the Cinsay Platform Software into any system other than the designated Licensee Website;
10.3.4.	license the Cinsay Platform Software or Documentation or any methods, data structures, or other proprietary technology therein to any third party;
10.3.5.	remove any identification, copyright notices, or other proprietary notices or restrictions from the Cinsay Platform Software or Documentation; or
10.3.6.	reproduce the Cinsay Platform Documentation other than for internal business operations.

11.	Representations and Warranties
11.1.
Rights Clearance. Licensee will not publish to its Custom Platform or provide to Cinsay any Content, including UGC or other third-party content, for which the provision, use, modification, reproduction, hosting, distribution, performance and transmission of will violate any law or any Intellectual Property Rights of any third party. Licensee warrants and represents and unconditionally guarantees that any and all such Content or materials published into the Custom Platform and/or in the Cinsay Platform, are owned or appropriately licensed by Licensee and that the published or provided content does not violate the rights, digital rights management, copyrights, marks, registrations, permissions and consents of any and all relevant third parties. Licensee will hold harmless, protect, and defend Cinsay and its employees and/or agents from any claim or suit arising from the use of such elements provided by Licensee. If such Content or materials published or provided by Licensee require permission from others, including but not limited to: any writings, drawings, photographs, trademarks, trade names, screens, on-line material, or other material in and/or on the Content for publication of the Content or for the exercise or disposition of any of the rights granted to Cinsay hereunder, then Licensee shall obtain proper and complete written permission from the owner of said materials, at Licensee sole cost and expense, prior to publication of said materials to its Custom Platform or delivery to Cinsay, Licensee shall deliver copies of any such required written permissions to Cinsay.

11.2.
No Third Party Rights Obligations. Licensee represents and warrants that it has all necessary rights to grant the rights and licenses to Cinsay herein to publish Licensee's Content in the Cinsay Network, including, but not limited to, the publication of content provided by or licensed by Licensee, without obligating Cinsay to make any payments to any third party, including, without limitation, any record labels, collecting rights society's and the like. Without limiting the generality of the forgoing representation and warranty, if Cinsay is required to pay any fees, including, without limitation, license fees, master use license fees, synchronization license fees, and/or other collecting rights society's fees, Licensee shall reimburse Cinsay within five (5) business days for such fees, upon receipt of an invoice and documentation of the payment of such fees.

11.3.
Material Conformity. Cinsay warrants that the Custom Platform shall perform materially in accordance with the SOW and Documentation during the term of this agreement. For any breach of such warranty, the remedy shall be as provided in the Termination section below.

11.4.
Warranty of Title. Cinsay represents and warrants that Cinsay owns and has the complete right to license, convey title without any encumbrances to the Cinsay Platform and Deliverables covered by this Agreement. Cinsay further represents and warrants that Cinsay has obtained all required registrations, permissions and consents from all third parties necessary to deliver the Custom Platform and Deliverables. Cinsay shall not grant any rights or licenses to any intellectual property or technology that would conflict with Cinsay's obligations or Cinsay's rights under this Agreement.

11.5.
Non-Infringement. To the best of Cinsay's knowledge and belief, the Cinsay Platform does not infringement upon the Intellectual Property Rights of any third party. To the extent Cinsay becomes aware of any such infringement, it shall use its commercially reasonable efforts to develop a work-around so as to make the Cinsay Platform non-infringing, or otherwise obtain an appropriate license and/or consent to use the Cinsay Platform.

11.6.
No Other Warranties. Except for the representations and warranties set forth herein, The Cinsay Platform is provided "AS IS" and "WHERE IS" and Cinsay expressly disclaims all warranties, express and implied regarding the Cinsay Platform, any Deliverables and Documentation. Except for the representations and warranties set forth herein, each party hereby disclaims any and all representations and warranties, whether express or implied, including without limitation all warranties of merchantability and fitness for a particular purpose.

12.	Indemnity
12.1.
Cinsay. Cinsay shall indemnify and hold Licensee and any of its officers, directors, employees, agents and affiliates harmless against any and all claims, liabilities, costs, damages, fees, fines and expenses (including reasonable attorney fees) resulting from, arising out of or related to any breach or alleged breach of warranty under this Agreement or any claim or suit alleging infringement by the Cinsay Platform or Deliverables of any U.S. patent, copyright or trademark rights, or misappropriation of trade secrets, of any third party. Licensee shall promptly notify Cinsay in writing of any third party claim or suit and Cinsay shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. Licensee may participate at its own expense in the defense of any such action at its sole discretion.

12.2.
Licensee. Licensee shall indemnify and hold Cinsay and its directors, officers, agents, employees, agents and affiliates harmless from and against any and all claims, liabilities, costs, damages, fees and expenses (including reasonable attorney fees) resulting from, arising out of or related to any breach or alleged breach of the warranties by Licensee set forth in this agreement, or any third party claim that the Content infringes, misappropriates or violates any Intellectual Property Right. Cinsay shall promptly notify Licensee in writing of any third party claim or suit and Licensee shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. Cinsay may participate at its own expense in the defense of any such action at its sole discretion.

13.	Limitations
13.1.
Limitation of Liability. In no event shall either party's aggregate liability arising out of or related to this agreement, whether in contract, tort or under any other theory of liability, exceed the total amount paid by Licensee hereunder or, with respect to any single incident, the lesser of $100,000 or the amount paid by Licensee hereunder in the twelve (12) months preceding the incident. The foregoing shall not limit Licensee payment obligations under this Agreement.

13.2.
Exclusion of Consequential and Related Damages. In no event shall either party have any liability to the other party for any lost profits or revenues or for any indirect, special, incidental, consequential, cover or punitive damages however caused, whether in contract, tort or under any other theory of liability, and whether or not the party has been advised of the possibility of such damages. The foregoing disclaimer shall not apply to the extent prohibited by applicable law.

14.	Confidentiality
14.1.
Confidential Information: For purposes of this Agreement, the term "Confidential information" means all information, including information that is not generally known by the public and that is obtained by one party from the other, or, is learned, discovered, developed, conceived, originated, or prepared by either party during the process of performing this Agreement, and/or relates directly to the business or assets of either party, as well as any additional non-public information that is orally or visually disclosed and as to which the disclosing party makes a contemporaneous oral statement and then describes and confirms as confidential in a writing sent to the other party within 30 days of the original disclosure. The term "Confidential Information" shall include, but shall not be limited to: proprietary information, inventions, discoveries, trade secrets, and know-how; computer software code, designs, routines, algorithms, and structures; product information; research and development information; lists of clients and other information relating thereto; financial data and information; business plans and processes; and any other information that Parties inform each other, or that Parties should know by virtue of their respective positions. Licensee agrees to protect the confidentiality of the Cinsay Platform Software and Documentation. Licensee agrees that it will not provide a copy of such Software or Documentation nor divulge any proprietary information of Cinsay to any person, other than its employees or contractors, without the prior written consent of Cinsay; Licensee shall use its best efforts to see that any user of the Software complies with this License.

14.2.
Obligation to Keep Confidential. Parties hereby acknowledges and agrees that during the Term of this Agreement, and due to the nature of the relationship between Parties, that Parties may have access to certain of each other's Confidential Information. During the term of this Agreement and for five (5) years after termination of this Agreement, Parties shall keep the Confidential Information strictly confidential. Parties shall not disclose the Confidential Information to any person, firm, or corporation other than their employees, provided that such employees have a need to know such Confidential Information and are under a written obligation of confidentiality no less restrictive on the disclosure and use of the Confidential Information than the provisions contained herein. Parties agree that if Parties subcontractors or agents violate or breach Confidential Information, that that Party and its agent or subcontractor shall be jointly and severably liable for such breach. Parties further agree that each will not use the Confidential Information for any purpose other than in the performance of Parties obligations hereunder. Parties agree to keep confidential this entire Agreement, as well as any advertising rates and/or any revenue splits and/or Profit Shares on sponsorships or Ad Ops services fulfilled by Cinsay.

14.3.
Exceptions. The foregoing confidentiality obligations of Parties shall not be applicable to any Confidential Information which the other Party can demonstrate: (a) is already known to the receiving party at the time of disclosure through lawful channels of communication and without any obligation to maintain such information as confidential; (b) is or becomes publicly known through no wrongful act of the receiving party; (c) is rightfully received from a third party without similar restriction and without breach of this Agreement; (d) is independently developed by the receiving party without breach of this Agreement, as proven by its records; (e) is approved for release by written authorization of the disclosing party; or (g) is disclosed to the government by reason of a governmental requirement or to a court by reason of operation of law.

14.4.
Return of Confidential Information. Promptly upon termination of this Agreement, or upon notice, Parties shall return to each other (a) all other Confidential Information in each Party's possession or control, and all documents and other tangible media containing or reflecting such Confidential Information; and (b) all other property of the other Party. Parties shall not retain or cause to be retained any copies of the foregoing. Parties hereby agree that all of the foregoing shall be and remain the property of the respective Party and be subject at all times to the owning Party's discretion and control.

14.5.
The parties acknowledge and agree that, in the event that a party breaches its confidentiality obligations under this Agreement (the "Breadline Party"), the other party (the "Non-Breaching Party") would be irreparably and immediately harmed and could not be made whole by monetary damages alone. Accordingly, it is agreed that, in addition to any other remedy to which it may be entitled at law or in equity, the Non-Breaching Party shall be entitled to a restraining order and/or an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent such breach, and that neither the Breaching Party nor its Representatives will oppose the granting of such relief.

15.	Term
The term of this agreement is 5 (five) years from the Effective Date ("Initial Term"), with an automatic renewal, or until earlier terminated by either party under the terms of this Agreement. The Agreement will automatically renew for additional one ( I) year periods (each a "Renewal Term"), unless either party gives written notice to the other party of its intent not to renew, no later than sixty (60) days before the expiration of the then current term.

16.	Termination
16.1.
General, This Agreement may be terminated by either party upon renewal of Initial Term, with sixty (60) days written notice. Upon such termination, all amounts owed to Cinsay under this Agreement for completed work in accordance with the SOW and this Agreement shall become due and payable.

16.2.
Termination by Licensee for Default. If this Agreement is terminated by Licensee because of Cinsay's material default of Cinsay's obligations herein, Licensee may, after thirty (30) days written notice to Cinsay and a reasonable opportunity to cure, require Cinsay to immediately deliver to Licensee copies of all Licensee Content. Upon such termination, Licensee shall have no further obligation for remaining Monthly Service tees for the remainder of the then-current term. After such notice, Licensee may pursue all legal and equitable remedies against Cinsay.

16.3.
Termination by Cinsay for Default. If Cinsay terminates this Agreement because of Licensee's material breach or default, after a thirty (30) day written notice to Licensee and an opportunity to cure, Cinsay shall require Licensee to pay all amounts then due to Cinsay under this Agreement for any work or services which have been completed and provided by Cinsay, including any outstanding balance of monthly fees for the entire remaining balance of the original term of the Agreement. After such notice, Cinsay may pursue all legal and equitable remedies against Licensee.

16.4.
Adjustment to Services. Cinsay incurs ongoing expenses to provide the Cinsay Platform for the Licensee Website. In some cases, especially with regard to multimedia content, these expenses can be large. For contractual reasons, as well as to protect Cinsay's financial and operational interests, Cinsay reserves the right to throttle bandwidth, terminate hosting or take other actions as determined solely by Cinsay if Licensee does not make its scheduled payments for the service. These steps may precede actual termination, solely at the discretion of Cinsay.

17.	General Provisions
17.1.
Authorization. Cinsay and Licensee each hereby represent and warrant that the execution, delivery and performance of this Agreement has been duly authorized and that the Agreement is a legal, valid and binding agreement of Cinsay and Licensee, enforceable in accordance with its terms. Cinsay and Licensee further represent that this Agreement does not breach or violate any agreement to which it is a party or to which it is bound.

17.2.	Dispute Resolution.
17.2.1.
Informal Stage. It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between Cinsay and Licensee. Prior to the initiation of formal dispute resolution procedures, the parties will first attempt to resolve their dispute informally. Upon the written request of a party, each party will appoint a designated representative who does not devote substantially all of his or her time to performance under this Agreement, whose task it will be to meet for the purpose of endeavoring to resolve such dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute without the necessity of any formal proceeding.

17.2.2.
Mediation. Formal proceedings for the resolution of a dispute may not be commenced until the earlier of: the designated representatives concluding that amicable resolution through continued negotiation of the matter does not appear likely, or thirty (30) days after the initial written request to appoint a designated representative. If more formal proceedings are necessary, then the parties shall promptly submit any dispute to mediation with an independent mediator located in Dallas, Texas. in the event mediation is not successful in resolving the dispute, then the parties may proceed at law or equity to protect their interests.

17.3.	PR and Press Releases. Neither party will issue a press release or other public statement relating to this Agreement without the other party's prior written consent.
17.4.	Modification to Agreement. Modifications and amendments to this Agreement shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.
17.5.
Choice of Law / Venue. This Agreement is governed in all respects by the laws of the State of Texas (without regard to its conflicts of laws) as such laws are applied to agreements entered into and to be performed entirely within Texas between Texas residents. The parties irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Dallas Texas, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Texas, such personal jurisdiction shall be nonexclusive.

17.6.
Assignment. Neither party may assign this Agreement nor any rights or duties hereunder, whether by operation of law or otherwise, to any person or entity without the other party's prior written consent, which shall not be withheld or delayed. Notwithstanding the foregoing, a party may, on notice to the other party, assign this Agreement to a purchaser of all, or substantially, all, of such party's business (whether by merger, sales of assets, sale of stock or otherwise), Any attempt to do so without such consent will be void. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

17.7.
Waiver: Severability. An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances. If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties' rights under this Agreement.

17.8.
No Agency. The parties to this Agreement are independent parties. Neither party is an agent, representative, or partner of the other party. Neither party shall make any deduction from any payments due to the other for federal and state tax purposes. Nothing contained herein will be construed as creating any agency, partnership, joint venture or other form of joint enterprise between the parties.

17.9.
Notice. All notices or reports permitted or required under this Agreement shall be in writing and shall be by personal delivery, Facsimile transmission, or by certified or registered mail, return receipt requested, and deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth in the Preamble of this Agreement or such other address as either party may specify in writing.

17.10.
Counterparts. This Agreement may be signed in one or more counterparts, each of which will he deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means is considered an original.

17.11.
Compliance with Laws. Licensee shall comply fully with all applicable federal, state and local laws, ordinances, rules, orders and regulations in the performance of this Agreement. Without limiting the generality of the foregoing, Licensee will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this Agreement without first complying with all export control laws and regulations which may he imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Licensee operates or does business.

17.12.	Survival. Notwithstanding the termination or expiration of this agreement, the following sections shall survive: Sections 1, 3 (for amounts due and owing), 4, 10, 11, 12, 13, 14, 16 & 17.
17.13.	Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

17.14.
Reasonable Costs. In the event of any controversy concerning or related to this Agreement or the performance of this agreement, the prevailing party shall be entitled to recover its reasonable expenses (including reasonable attorneys' fees) incurred in resolving such controversy, in addition to any other relief that may he available.

17.15.
Interpretation. Each party agrees and acknowledges that, except as set forth in this Agreement, it is not relying upon any representations, statements or interpretation of the other party or its agents and representatives in entering into this Agreement or otherwise. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

17.16.
Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, terrorism, governmental action, labor conditions, earthquakes, material shortages, or any other cause beyond the reasonable control of such party. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted or caused by such party, or its employees, officers, subcontractors, agents or affiliates. If the affected party is unable to resume performance of obligations hereunder within thirty (30) days, the unaffected party may terminate this Agreement.

17.17.
Complete Agreement. This Agreement together with all exhibits, appendices or other attachments, is the sole and entire Agreement between the parties relating to the subject matter hereof. This Agreement supersedes all prior supersedes any prior or contemporaneous written or oral representations, discussions, proposals, understandings and the like, agreements and documentation relating to such subject matter. In the event of a conflict between the provisions of the main body of this Agreement and any attached exhibits, appendices or other materials, this Agreement shall take precedence.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, in consideration of the foregoing and tending to be legally bound hereby, the parties have executed this Agreement in hardcopy or via electronic signat re on th ffective date as provided above.

CINSAY	LICENSEE

/s/ Jim Roundtree	/s/ Christian Briggs
Signature	Signature

Jim Roundtree
Printed Name	Printed Name

CFO
Title	Title

EXHIBIT A

STATEMENT OF WORK

(Remainder of page intentionally blank)

Time and materials

Client Name	BMC Capital, Inc.
Client's administrator
Project name	BMC Capital
Engagement duration	5 years
Begin date	August __ 2010
End date	August __ 2015

Schedule of rates

Item description	Delivery schedule (Business days)	Cost (estimate)
Custom Component Integration	14-21	Included in Licence Fees
Cinsay, Inc. CMS Set Up	3-5	Included in Licence Fees
CDN Account Set Up	1-2	Included in Licence Fees
Ad Server Account Set Up	1-2	Included in Licence Fees

Statement of work

Assumptions

o	BMC Capital, Inc. will provide Cinsay, Inc. all the necessary media assets including:

o	Artwork

o	Encoded digital video meeting Cinsay, Inc system specifications

o	Metadata

o	BMC Capital, Inc.will provide Cinsay, Inc. with prompt (3 business days) approval or revision request on all submitted designs, information architecture proposals and feature modifications.

Change management process

•
If at any time following acceptance of the SOW, Licensee should desire to change the specifications or other elements of the SOW, Licensee shall submit to Cinsay a written proposal specifying such changes. Cinsay shall evaluate each such proposal and shall submit to Licensee a written response within ten (10) working days following receipt thereof. Cinsay's response shall include a statement of the availability of personnel and resources, as well as the effect the proposed changes will have on the price, delivery dates or warranty provisions of this Agreement. Any changes to the SOW shall be evidenced by a "SOW Amendment." The SOW Amendment shall he signed by authorized representatives of Cinsay and Licensee, and shall be deemed a part of this Agreement. If Cinsay does not approve the SOW Amendment, Cinsay shall not be obligated to perform any additional services hereunder.

Professional services agreement

Cinsay, Inc. will provide the following technical service for BMC Captial, Inc. to be owned by Cinsay, Inc.:

o	One User Account on Cinsay, Inc. CMS

o	License to Syndicated Players

o	One User Account on CDN

o	One User Account on Ad-Server

o	Syndicated HD Player Licensed Features to include:

o	Member Join/Social Connect Feature

o	Video In-Line Comments

o	Full Screen

o	Share

o	Bandwidth Selection

o	Embed

o	Live Streaming Support

o	Feed Selection

o	Viewer Group Text Chat

o	Advertising Support

o	Pre,Mid,Post

o	Companion Banners

o	Lower Third Overlays

o	Ecommerce Support

o	Integrated Product Purchase Screens

o	3rd Party (Pop-Out) Product Display Feature

EXHIBIT "B"

CINSAY PLATFORM
MAINTENANCE AND SUPPORT
TERMS AND CONDITIONS

Whereas, this Maintenance Agreement shall remain in effect until any termination of the Agreement.

Whereas, this Maintenance Agreement states the terms and conditions under which Cinsay shall provide maintenance and support services to the Licensee for the Cinsay Platform; provided, however, that Licensee is current and in good standing with regard to all payments required under the Agreement. Cinsay shall provide to the Licensee the level of support as described below. All terms defined in the Agreement shall apply to this Maintenance Agreement.

1. Maintenance and Support
1.1.
Maintenance. Cinsay shall provide the Licensee with all Updates which are made generally available to other Licensees of the Cinsay Platform. Within 20 (twenty) working days after such Updates have been made commercially available, Cinsay will install an Update on Licensee's Custom Platform, provided, however, that the Updates shall only include (i) all minor releases containing error corrections and all minor enhancements, which are made commercially available by Cinsay during the term of this Maintenance Agreement, and (ii) any corrections and updates to the associated documentation. The term "commercially available" means that such item has been made generally commercially available in a post-beta (i.e., a production) version.

1.2.
Support. Beginning on the Effective Date, Cinsay will provide Licensee with technical support ("Support"). Only designated Support contact(s) may make support requests via Cinsay's support line and/or support e-mail address. Support will include:

1.2.1.	assistance related to questions on the operational use of the Custom Platform;
1.2.2.	assistance in identifying and verifying the causes of suspected errors; and
1.2.3.	correcting and/or providing workarounds for identified errors or malfunctions, where reasonably available to Cinsay.

1.3.
Support Options/Methods: Support will be provided by at least one of the following methods: telephone, email, or World Wide Web. Cinsay will use the method(s) that is reasonably suitable under the circumstances in light of the nature and severity of the circumstance requiring Support,

1.3.1.
Telephone service requests. Telephone service requests can be placed 5 days a week, Monday through Friday, from 9:00 A.M. to 5:00 P.M, Central Standard Time, excluding public holidays. Cinsay shall not provide support for Licensee developed custom applications. If the Licensee wishes to acquire such support, Cinsay may at its sole discretion make such support available at an additional consulting rate to be agreed between the parties.

1.3.2.
Email service requests. Cinsay shall provide the Licensee with an email address to which requests for support can he sent and Cinsay shall respond to such email requests during business hours from 8:00 a.m. EST to 6:00 p.m. PST. Monday to Friday, excluding public holidays.

1.4.
Designated Licensee Personnel. Licensee will ensure that only persons properly trained in the operation and usage of the Custom Platform will utilize the Support. Upon request and where available, Licensee will allow the use of on-line diagnostics of the Custom Platform during error diagnosis. Licensee shall, and shall cause its personnel to, reasonably cooperate with Cinsay in Cinsay's efforts to provide Support hereunder.

1.5.
Error Corrections. During the term of this Maintenance Agreement, Cinsay shall use its reasonable efforts to correct any reproducible error in the Custom Platform using a level of effort commensurate with the severity of the error. Cinsay shall have no obligation to correct all errors in the Custom Platform. Upon identification of any error, Licensee shall notify Cinsay of such error and shall provide Cinsay with enough information to reproduce the error. Cinsay shall respond (i) to severe errors (i.e., the Custom Platform has stopped functioning and no work-around is available) within 1day of receiving such report from Licensee, and (ii) to all other errors within 10 working days of receiving such report from Licensee.

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1.6.
Exclusions. Cinsay shall not be responsible for correcting any errors not reproducible by Cinsay on the Custom Platform or errors caused by: (i) Licensee's request not to implement all Updates issued under this Maintenance Agreement; (ii) changes to the operating system or environment created by Licensee, which adversely affect the Custom Platform; (iii) any alterations of or additions to the Custom Platform made by parties other than Cinsay; (iv) use of the Custom Platform in a manner for which it was not designed; (v) accident, negligence, or misuse of the Custom Platform; or (vi) other software products not supplied by Cinsay. Cinsay shall only be obligated to support the then current production version of the Cinsay Platform upon which the Custom Platform is based and the immediately prior release for a period of six (6) months after such release. Support for any earlier versions or for errors not covered under this Agreement may be obtained at Cinsay's then current time and materials rates.

1.7.
On-site Training and Support. Upon request, and provided that Licensee is current with all fees due under the Agreement, Cinsay will provide training for Licensee's designated administrators and/or direct support at Licensee's site at Cinsay's then applicable standard training rates and charges, unless otherwise agreed to between the parties in writing.

1.8.	Response Time.

1.8.1.
General. Cinsay shall use commercially reasonable endeavors to provide an initial response to a problem within one (1) business day of notification of such problem and use commercially reasonable endeavors to correct the problem by providing an individual patch, work around, maintenance release, or taking such other action as Cinsay deems necessary to correct or work around the problem.

1.8.2.	Exclusions. Cinsay shall have no obligation to:

1.8.2.1.
Support the Custom Platform used otherwise than in accordance with this agreement; or 1.8.2.2. Correct errors caused by the Licensee's negligence or other causes beyond the reasonable control of Cinsay;

1.8.2.3.
In the event that Cinsay responds to the Licensee's notification of a Problem and the Problem encountered by Licensee is determined to be outside the scope of Cinsay's obligations under this Agreement and exhibit, then Cinsay reserves the right to invoice Licensee for Cinsay's time, materials used and travel expenses and any other reasonable expenses incurred by Cinsay in diagnosing and identifying such Problem. Licensee shall pay Cinsay the full amount of any such invoice within five (5) business days of the date of the invoice. Cinsay's time shall be invoiced at Cinsay's standard rates applicable at the time such services are rendered, which is currently between $80.-/Hour.to $150,-/Hour, depending on type of service required

IN WITNESS WHEREOF, in consideration of the foregoing and intending to be legally bound hereby, the parties have executed this Maintenance Agreement on the Effective Date of the Agreement as provided above.

CINSAY	LICENSEE

Signature	Signature

Printed Name	Printed Name

Title	Title

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